Consent of Independent Public Accounting Firm

We consent to the use, in the Annual Report on Form 1-K of XY – the Persistent Company, a Delaware corporation, of our report dated April 29, 2021 on our audit of the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, and the related notes to the financial statements.

/s/ PKF San Diego, LLP
San Diego, California	PKF San Diego, LLP
April 29, 2021	(formerly PKF, LLP)